UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 29, 2005
PEOPLES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Mississippi
(State or Other Jurisdiction of Incorporation)

O-30050	64-0709834
(Commission File Number)	(IRS Employer Identification No.)

152 Lameuse Street Biloxi, MS	39530
(Address of Principal Executive Offices)	(Zip Code)
(228) 435-5511
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously Satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
On August 29, 2005, the Mississippi Gulf Coast was among those areas most affected by Hurricane Katrina. This includes the Company’s entire trade area of Harrison, Hancock, Jackson and Stone Counties. The following is a summary of the impact of Hurricane Katrina on the Company and its subsidiaries:
Branch Operations
Serving our customers and the community are of vital importance. On September 1, 2005, The Peoples Bank (the “Bank”) opened three branch facilities. On September 6, 2005, another seven branch facilities became fully operational. The D’Iberville branch reopened on September 26, 2005. At this time, six branch offices have been disabled. These include the branch facilities in Waveland, Bay St. Louis, Pass Christian, Downtown Gulfport and Long Beach, Mississippi. Also, the Bank’s vault operations building on Twenty-Fifth Avenue in Gulfport has been disabled. Within four weeks, the Bank will reestablish branch operations through the use of modular bank facilities in Bay St. Louis and Pass Christian. The Bank’s vault operations have been moved to the Main Office in Biloxi. Access to the Long Beach and Downtown Gulfport facilities is currently restricted by local authorities due to health concerns in that area and the Bank will continue to monitor the situation and respond according to the circumstances. The Bank plans to reestablish its branch operation in Waveland, but has not yet established a timetable.
Bank Financial and Oversight Operations
The Bank immediately implemented its disaster recovery plan, and its computer operations have been fully staffed and functional since August 31, 2005 at our Main Office in downtown Biloxi. Beginning September 1, 2005, all operations/backroom departments of the Bank have been fully staffed and have been conducting normal activities, including the audit, compliance and security departments. The Bank has encountered no issues with liquidity management.
Communications
The Company has implemented a program to communicate with its customers, our shareholders and the community, which has included local advertising on television, radio and print media, as well as provided information on its website, www.thepeoples.com. The website includes links to Bank advertising as well as an interview that Company Chairman, President and CEO Chevis Swetman had with National Public Radio.
Financial Impact
The financial impact of Hurricane Katrina will be felt by the Company primarily as it affects the economy of the Bank’s trade area generally and its loan portfolio.
Hurricane Katrina has severely damaged the economy of the Mississippi Gulf Coast. It is estimated that more than twenty thousand homes and businesses have been destroyed. Much of the major roadways, including Highway 90 and several vital north-south routes via bridges, are disabled. The gaming and tourism industry has been significantly crippled, with numerous hotels and all casinos in Harrison and Hancock County out of operation for a minimum of six months and in some cases up to two years. The impact from the casinos alone is more than seventeen thousand jobs lost.
The Company’s success is directly tied to this community. We have made a commitment to the community that we serve, both customers and non-customers alike, that we will be here to meet their financial needs and to play an active role as the Mississippi Gulf Coast first recovers, and then rebuilds in the coming years.
The Bank subsidiary is working closely with its lending customers in order to address issues as they arise. Circumstances may require modification of loan terms as we work together with our customers. The Company has initiated a thorough review of its loan portfolio, under the supervision of the chief lending officer and the chief credit officer, in order to evaluate the portfolio and to ultimately determine potential losses. This review will be conducted with existing Bank loan review procedures, in accordance with generally accepted accounting principles.
A major factor affecting bank customers as well as the greater Mississippi Gulf Coast at large is the issue of insurance coverage, and particularly flood insurance or lack thereof in many cases. The Company will be monitoring developments with regard to this issue and communicating with its customers as they work through their individual circumstances.
The Company has determined that it is probable that it may need to record a provision for loan losses as a result of the effects of Hurricane Katrina. However, at this time the Company is not able to estimate the amount of, or even a range of, that loss. As soon as the Company is better able to determine potential losses, this will be recorded and disclosed in a timely manner.
With a risk-based capital ratio of 24% at June 30, 2005, the Company has three times the regulatory minimum capital requirement, which demonstrates its strength and stability.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 29, 2005

PEOPLES FINANCIAL CORPORATION
By:	/s/ Chevis C. Swetman
Chevis C. Swetman
Chairman, President and CEO